INVESTMENT MANAGEMENT AGREEMENT OF
PNMAC MORTGAGE OPPORTUNITY FUND, LLC

INVESTMENT MANAGEMENT AGREEMENT

dated as of August 1, 2008
(and amended and restated May 26, 2011)

BY AND BETWEEN

PNMAC MORTGAGE OPPORTUNITY FUND, LLC,
a Delaware limited liability company

AND

PNMAC CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company

TABLE OF CONTENTS

Page
1.	General Duties of the Investment Manager	1
2.	Duties and Obligations of the Investment Manager with Respect to the Administration of the Company	2
3.	No Joint Venture	3
4.	Portfolio Execution	3
5.	Compensation	4
6.	Expenses	4
7.	Co-Investment Rights; Services to Other Companies or Accounts	4
8.	Indemnification and Related Matters	5
9.	Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms; Key Person Event	7
10.	Amendment of this Agreement	8
11.	Notices	8
12.	Binding Nature of Agreement; Successors and Assigns	8
13.	Entire Agreement	8
14.	Costs and Expenses	9
15.	Books and Records	9
16.	Titles Not to Affect Interpretation	9
17.	Provisions Separable	9
18.	Governing Law	9
19.	Execution in Counterparts	9

i

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the "Agreement"), dated as of August 1, 2008, is made by and between PNMAC Mortgage Opportunity Fund, LLC (the "Company"), a Delaware limited liability company which will be registered as a nondiversified closed-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 Act"), and PNMAC Capital Management, LLC (the "Investment Manager"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act").  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Limited Liability Company Agreement of the Company dated as of August 1, 2008 (as the same may be amended from time to time, the "Operating Agreement") or the Limited Partnership Agreement of PNMAC Mortgage Opportunity Fund, L.P. (the "Portfolio Partnership"), as the case may be.

1.   General Duties of the Investment Manager

(a)   Subject to the direction and control of the Company's Board of Directors (the "Board") and subject to and in accordance with the terms of the Operating Agreement, the policies adopted or approved by the Board and this Agreement, the Investment Manager agrees to supervise and direct the investment and reinvestment of the Assets of the Company and perform the duties set forth herein or in the Operating Agreement and shall perform on behalf of the Company those investment duties and functions assigned to the Company or the Investment Manager in the Operating Agreement and shall have such other powers with respect to the investment functions of the Company as shall be delegated from time to time to the Investment Manager by the Board.  The Investment Manager is hereby granted, and shall have, full power to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Company in accordance with the Operating Agreement, the policies adopted or approved by the Board and this Agreement.  The Investment Manager shall endeavor to comply in all material respects with the 1940 Act, and all other applicable federal and state laws and regulations in performing its duties under this Agreement.  Subject to the foregoing and the other provisions of this Agreement, and subject to the direction and control of the Board, the Investment Manager is hereby appointed as the Company's agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the investments of the Company, including, without limitation, investing substantially all of the Company's assets in a common limited partner interest in the Portfolio Partnership.

(b)   In addition to the authority granted to the Investment Manager in Section 1(a) of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (i) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and as required by the 1940 Act and (ii) to (A) subject to any policies adopted by the Board with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company's Assets, (B) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (C) endorse, transfer or deliver such securities, instruments and obligations and (D) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations.  To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company's attorney-in-fact, upon termination of this Agreement in accordance with its terms.  The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement.  Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

(c)   The Investment Manager shall act in conformity with the written instructions and directions of the Board, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement and the Operating Agreement.  The Investment Manager will not be bound to follow any amendment to the Operating Agreement until it has received written notice thereof and until it has received a copy of the amendment from the Company; provided that if any such amendment materially and adversely affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto.  Subject to the fiduciary duty of the Board, the Company agrees that it shall not permit any amendment to the Operating Agreement that materially and adversely affects the rights or duties of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and has consented thereto in writing.

(d)   The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager.  The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors.  The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of the Board and may also rely on opinions of the Investment Manager's counsel with respect to such instructions, directions and approvals.  The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons.  The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

2.   Duties and Obligations of the Investment Manager with Respect to the Administration of the Company

The Investment Manager also agrees to furnish office facilities and equipment and certain services (other than such services, if any, provided by the Company's custodian and other service providers) to the Company.  To the extent requested by the Company, the Investment Manager agrees to provide the following services:

(a)   provide information relating to, and oversee the determination by others of, the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board and communicated to the Investment Manager in writing;

(b)   oversee the maintenance of the books and records of the Company by others as required under the 1940 Act;

(c)   oversee the preparation and filing by others of the Company's federal, state and local income tax returns and any other required tax returns or reports;

(d)   review and supervise the preparation of information for the Company's semi-annual and annual reports and other communications with Members required by applicable law to be sent to Company Members;

(e)   review the Company's periodic financial reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q and such other reports, forms and filings, as may be required by law or the Operating Agreement;

(f)   make such reports and recommendations to the Board concerning the performance and fees of any of the Company's service providers as the Board may reasonably request or deem appropriate;

(g)   review calculations of fees paid to the Company's service providers;

(h)   oversee any necessary calculations required under Section 18 of the 1940 Act;

(i)   consult with the Audit Committee of the Board, the Company's independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company and monitor financial and shareholder accounting services;

(j)   review the amounts available for distribution as dividends and distributions to be paid by the Company to its Members;

(k)   review dividend notices to Members;

(l)   review such information and reports as may be required by any banks from which the Company borrows funds;

(m)   coordinate with the Company's custodian, counsel, auditors and other service providers regarding the business and operations of the Company; and

(n)   coordinate with others regarding the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the 1940 Act for the executive officers and directors of the Company, such filings to be based on information provided by those persons.

All services are to be furnished through the medium of any directors, officers and other authorized persons of the Company or employees of the Investment Manager or its affiliates as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

The Company will reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the services described in this paragraph 2.

3.   No Joint Venture

Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement.  For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Board from time to time, shall have no authority to act for or represent the Company.

4.   Portfolio Execution

The Investment Manager shall effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide.  In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services provided.

5. Compensation

(a)   The Company agrees to pay to the Investment Manager and the Investment Manager agrees to accept as compensation for services rendered by the Investment Manager as such, a base fee (the "Base Management Fee"), which is accrued at the end of each month and is payable quarterly in arrears at an annual rate equal to (i) during the Commitment Period, an annualized rate of one and one-half percent (1.5%) of the total Capital Commitments and (ii) thereafter, an annualized rate of one and one-half percent (1.5%) of the Company’s net asset value so long as such amount does not exceed one and one-half percent (1.5%) of the aggregate Capital Contributions to the Company.  The Base Management Fee shall be prorated for any partial payment period.

(b)   In addition to the Base Management Fee, the Company agrees to pay to the Investment Manager (or, if requested by the Investment Manager, the General Partner of the Portfolio Partnership) and the Investment Manager (or the General Partner of the Portfolio Partnership) agrees to accept as additional compensation, after the Common Members have received distributions in an aggregate amount equal to the sum of (i) the aggregate initial net asset value of their cumulative Capital Contributions and (ii) a preferred return on the amounts described in clause (i) above calculated at a rate of 8% per annum compounded annually on the average daily amount outstanding each annual period, an amount equal to 20% of the sum of (A) the amounts distributed to the Members pursuant to clause (ii) above and (B) the amount paid to the Investment Manager (or, if requested by the Investment Manager, the General Partner of the Portfolio Partnership), thereafter, 20% of all realized proceeds; provided, however, that the Company shall pay such amount only to the extent the Portfolio Partnership does not distribute to PNMAC Opportunity Fund Associates, LLC (the "General Partner" of the Portfolio Partnership), such amount pursuant to Section 8.1 of the Limited Partnership Agreement of the Portfolio Partnership and does not pay to the General Partner of the Portfolio Partnership such amount pursuant to Section 4(b) of the Investment Management Agreement of the Portfolio Partnership.

6.   Expenses

The Company will be responsible for paying the compensation of the Investment Manager, due diligence, negotiation and broken deal expenses, fees and expenses of custodians, administrators, transfer and distribution agents, counsel and directors, insurance, filings and registrations, proxy expenses, expenses of communications to investors, interest, taxes, portfolio transaction expenses, indemnification, litigation and other extraordinary expenses and such other expenses as the Investment Manager is not obligated to provide (such as services the Investment Manager is required to supervise, review or coordinate) and as are approved by the directors as being reasonably related to the organization, offering, capitalization, operation, regulatory compliance or administration of the Company and any portfolio investments.  Expenses associated with the general overhead of the Investment Manager will not be covered by the Company.  Notwithstanding the foregoing, and subject to review by the Board, the Company will bear the costs and expenses of the Investment Manager as set forth in Section 9 of the Operating Agreement, which may not be amended without the Investment Manager's written consent.  On behalf of the Company, the Investment Manager may advance payment of any such fees and expenses of the Company, and the Company shall reimburse the Investment Manager therefor within 30 days following written request from the Investment Manager.  Nothing in this Section 6 shall limit the ability of the Investment Manager to be reimbursed by any Person (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder.  The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Company with receipts or other written vouchers with respect thereto upon request of the Board.

7.   Co-Investment Rights; Services to Other Companies or Accounts

(a)   During the Commitment Period and subject to the limitations of the 1940 Act, where appropriate and feasible, as determined by the Investment Manager in its sole discretion, the Investment Manager may, but will not be obligated to, offer available co-investment opportunities in assets eligible for purchase by the Company or the Portfolio Partnership to Members, shareholders of PNMAC Mortgage Opportunity (Offshore) Fund, Ltd. (the "Offshore Fund") and members of PNMAC Mortgage Opportunity Fund Investors, LLC (the "Parallel Fund") prior to making such opportunities available to others, on such terms and conditions as are determined by the Investment Manager.  The General Partner of the Portfolio Partnership may, but will not be obligated to, receive a carried interest and the Investment Manager may, but will not be obligated to, receive a management fee in respect of any such co-investment opportunities.  Any amounts contributed by a Member in respect of a co-investment opportunity will not reduce the Unfunded Commitment of such Member.  For purposes of this Agreement, co-investment opportunities refer to investment opportunities that exceed the amount the Investment Manager determines its clients should invest in.

(b)   The Company may, as determined by the Investment Manager in its sole discretion, also provide co-investment opportunities to persons who are not investors in the Investment Manager's clients.  Any co-investment opportunities provided by the Investment Manager will be on such terms and conditions as the Investment Manager, in its sole discretion, may determine.

(c)   The Investment Manager may manage one or more additional investment vehicles or client accounts ("Other Accounts") to invest in assets eligible for purchase by the Company or the Portfolio Partnership including, but not limited to, PNMAC Mortgage Opportunity Institutional Fund, LLC, the Portfolio Partnership, the Offshore Fund and the Parallel Fund.  Each Other Account will also hold its final closing (or otherwise close to new investments) on or prior to January 2, 2009 and will participate in investments eligible for purchase by the Company or the Portfolio Partnership and such Other Account in accordance with the allocation policy of the Investment Manager.  After January 2, 2009 and until the earlier of (i) the termination of the Commitment Period and (ii) such time that at least 75% of the aggregate Capital Commitments of the Company have been funded or reserved for investments in process at the end of the Commitment Period, expenses (including the Management Fee) or reserves, none of Private National Mortgage Acceptance Company, LLC, the Investment Manager or the General Partner of the Portfolio Partnership may form a new investment fund or account (collectively, "Successor Funds") with investment objectives that are substantially similar to those of the Company and the Portfolio Partnership.  Notwithstanding the foregoing, Private National Mortgage Acceptance Company, LLC, the Investment Manager or the General Partner of the Portfolio Partnership may form one or more Successor Funds for the purpose of investing in one or more investment opportunities where the capital necessary to acquire such assets exceeds the available capital of the Company and its other clients, or where the Investment Manager determines that acquiring the entire interest in such assets would not be in the best interest of the Company and such other clients, taking into account diversification and Company investment goals.  If a Successor Fund is formed to invest in specific investment opportunities under such circumstances, in addition to any investment that may be made by the Company, the Investment Manager will offer Members, and other direct and indirect investors in the Company and the Other Accounts, the opportunity to invest in such Successor Fund.  Any amounts contributed by a Member in respect of such Successor Fund will not reduce the Unfunded Commitment of such Member.

(d)   To the extent that the Investment Manager manages Other Accounts or Successor Funds (other than those created to invest in specific opportunities) that follow an investment strategy substantially similar to that followed by the Company and the Portfolio Partnership during the overlap of the Commitment Period and the investment periods of such Other Accounts or Successor Funds (and subject to the considerations and limitations described in "Co-Investment Rights"), all investment opportunities that are consistent with the investment objectives of the Company and the Portfolio Partnership, on the one hand, and the Other Accounts or Successor Funds, on the other hand, will be allocated among the Company and the Portfolio Partnership and the Other Accounts and such Successor Funds, generally pro rata based upon relative amounts of investment capital (including undrawn capital commitments) available for new investments by the Company and the Portfolio Partnership and each of the other relevant accounts or in alternation such that allocations among client accounts are fair and equitable over time; provided that the Investment Manager, in its sole discretion, may allocate such investment opportunities in any other manner that it deems to be fair and equitable.

8.   Indemnification and Related Matters

(a)   Except as otherwise required by law, none of the Investment Manager, or any of their respective Affiliated Persons, directors, officers, employees, shareholders, managers, members, assigns, representatives or agents (each, an "Indemnified Person" and, collectively, the "Indemnified Persons") shall be liable, responsible or accountable in damages or otherwise to the Company, any Member or any other Person for any loss, liability, damage, settlement cost, or other expense (including reasonable attorneys' fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such Indemnified Person (other than solely in such Indemnified Person's capacity as a Member, if applicable) in connection with the establishment, management or operations of the Company or the management of its Assets  except that the foregoing exculpation shall not extend to any act or failure to act constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Indemnified Person's duty to the Company or such Member, as the case may be (such conduct, "Disabling Conduct").

(b)   To the fullest extent permitted by applicable law, each of the Indemnified Persons shall be held harmless and indemnified by the Company (out of the Assets (including, without limitation, the Unfunded Commitments) and not out of the separate assets of any Member) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the Directors, as the plaintiff or complainant) or with which such Indemnified Person may be or may have been threatened, while acting in such Person's capacity as an Indemnified Person, except with respect to any matter as to which such Indemnified Person shall not have acted in good faith in the reasonable belief that such Person's action was in the best interest of the Company or, in the case of any criminal proceeding, as to which such Indemnified Person shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that an Indemnified Person shall only be indemnified hereunder if (i) such Indemnified Person's activities do not constitute Disabling Conduct and (ii) there has been a determination (A) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Indemnified Person is entitled to indemnification or, (B) in the absence of such a decision, by (I) a majority vote of a quorum of those Directors who are neither "interested persons" of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (the "Disinterested Non-Party Directors") that the Indemnified Person is entitled to indemnification, or (II) if such quorum is not obtainable or even if obtainable, if a majority so directs, independent legal counsel in a written opinion that concludes that the Indemnified Person should be entitled to indemnification.  Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Directors. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c)   The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the Indemnified Person of the Indemnified Person's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Indemnified Person is entitled to such indemnification and if a majority of the Directors determine that the applicable standards of conduct necessary for indemnification appear to have been met.  In addition, at least one of the following conditions must be met:  (i) the Indemnified Person shall provide adequate security for his undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Directors, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification.

(d)   The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which such Indemnified Person may be lawfully entitled.

(e)   Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company's officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors, officers or employees of the Company, regardless of whether such counsel or other person may also be a Director.

9.   Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms; Key Person Event

(a)   This Agreement shall become effective as of the time at which the Company registers as an investment company with the SEC and, unless sooner terminated by the Company or Investment Manager as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company for successive periods of 12 months, provided such continuance is specifically approved at least annually around such time by both (i) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Company at the time outstanding and entitled to vote, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated (iii) by the Company at any time, without the payment of any penalty, upon giving the Investment Manager 60 days' notice (which notice may be waived by the Investment Manager), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or (iv) by the Investment Manager on 60 days' written notice (which notice may be waived by the Company). This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms are given in the 1940 Act.

(b)   A "Key Person Event" will occur if fewer than three Principals remain involved in the management and decision making of the Investment Manager at any time during the Commitment Period.  Upon the occurrence of a Key Person Event, the Investment Manager will promptly notify the Board and the Members and the Commitment Period shall be suspended (the "Suspension Period").  The Investment Manager will seek to promptly present to the Board in writing for its consideration the name of one or more persons the Investment Manager believes possess skills reasonably comparable to the departed Principal (or Principals) and should replace the departed Principal (or Principals) (a person having such skills being a "Replacement Principal").  Upon approval of the Replacement Principal (or Replacement Principals) by a majority of the independent Directors of the Company, any Suspension Period will immediately terminate.  In the event that a majority of the independent Directors do not approve the Replacement Principal (or Replacement Principals), any Suspension Period will continue and, if the number of remaining initial and approved Replacement Principals is not at least three on or prior to 90 days after the occurrence of the Key Person Event, the independent Directors will appoint a liquidator, which may be the Investment Manager, to liquidate the Company and its subsidiaries in such a manner, and over such reasonable period of time, so as to seek to maximize returns to the Company and its Members.  Such person will have the exclusive power and authority to wind up the affairs of the Company and commence the orderly liquidation and distribution (including distributions in kind) of their assets in accordance with the terms of this Agreement.  For purposes of the foregoing, a "Principal" means Stanford L. Kurland, David A. Spector, Michael L. Muir, James S. Furash and Scott D. Anderson and any other person approved by the Board, as described above.

(c)   Notwithstanding anything herein to the contrary, Sections 6, 8 and this Section 9 of this Agreement shall survive any termination hereof.

(d)   From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliated Persons shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination.  Upon such termination, and upon receipt of payment of all compensation and reimbursement of expenses owed, the Investment Manager shall as soon as practicable (and in any event within 90 days after such termination) deliver to the Company all property (to the extent, if any, that the Investment Manager has custody thereof) and documents of the Company or otherwise relating to the Assets of the Company then in the custody of the Investment Manager (although the Investment Manager may keep copies of such documents for its records).  The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Assets of the Company.  The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement or any Investment (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliated Person of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

10. Amendment of this Agreement

No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

11.   Notices

Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

(a)	If to the Company:

PNMAC Mortgage Opportunity Fund, LLC
Attn: Jeff Grogin
27001 Agoura Road, Suite 350
Calabasas, CA 31301
Tel: (310) 224-7050
Fax: (310) 999-9214

(b)	If to the Investment Manager:

PNMAC Capital Management, LLC
Attn: Jeff Grogin
27001 Agoura Road, Suite 350
Calabasas, CA 31301
Tel: (310) 224-7050
Fax: (310) 999-9214

(c)	If to any of the Members, as provided in the Operating Agreement.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 11.  Other addresses set forth in this Section 11 shall be changed only with the consent of the relevant addressee.

12.   Binding Nature of Agreement; Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

13.   Entire Agreement

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

14.   Costs and Expenses

The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by the Company.

15.   Books and Records

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company's request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act such records maintained by it under the 1940 Act.

16.   Titles Not to Affect Interpretation

The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.   Provisions Separable

The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

18.   Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, to the extent inconsistent therewith, the 1940 Act.

19.   Execution in Counterparts

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PNMAC CAPITAL MANAGEMENT, LLC

By:           /s/ Jeffrey P. Grogin
Name:           Jeffrey P. Grogin
Title:             Chief Legal Officer and Secretary

PNMAC MORTGAGE OPPORTUNITY
FUND, LLC

By:          /s/ Jeffrey P. Grogin
Name:           Jeffrey P. Grogin
Title:             Secretary